Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A of our audit report, dated March 31, 2010, relating to the financial statements of BioDrain Medical, Inc. appearing in the Prospectus which are a part of this Registration Statement. We also consent to the reference to our Firm under captions “Experts” in the Prospectus.

Olsen Thielen &
Co., Ltd. /s/ Olsen
Thielen & Co., Ltd.

St. Paul,
Minnesota
May 5, 2010